SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

Childtime Learning Centers, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

CHILDTIME LEARNING CENTERS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held December 17, 2002

To the Shareholders:

      PLEASE TAKE NOTICE that a Special Meeting of Shareholders of Childtime Learning Centers, Inc. (the “Company”) will be held at the offices of Jacobson Partners, 595 Madison Avenue, Suite 3100, New York, New York 10022, on December 17, 2002, at 9:30 a.m., Eastern Standard Time, to consider and act upon the following matters:

(1) The approval of an amendment to the Company’s Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 shares, no par value, to 20,000,000 shares, no par value.

(2) The re-approval of the grant of options, in favor of JP Acquisition Fund II, L.P., JP Acquisition Fund III, L.P. and certain of their designees, to acquire, in the aggregate, up to 400,000 shares of Common Stock.

      Only shareholders of record at the close of business on November 22, 2002 will be entitled to vote at the meeting.

      Your attention is called to the attached proxy statement and the accompanying proxy. You are requested to sign and return the proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote your own shares.

By Order of the Board of Directors

IRA YOUNG
Secretary

Farmington Hills, Michigan

November 26, 2002

I. COMPENSATION OF EXECUTIVE OFFICERS
II. PROPOSED AMENDMENT TO COMPANY’S RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK
III. RE-APPROVAL OF OPTION GRANTS
IV. OTHER MATTERS

CHILDTIME LEARNING CENTERS, INC.

38345 West 10 Mile Road, Suite 100
Farmington Hills, Michigan 48335

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS

To Be Held December 17, 2002

General Information

      A Special Meeting of Shareholders (the “Meeting”) of Childtime Learning Centers, Inc. (the “Company”) will be held at the offices of Jacobson Partners, 595 Madison Avenue, Suite 3100, New York, New York 10022, on December 17, 2002, at 9:30 a.m., Eastern Standard Time, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. The approximate mailing date for this proxy statement and proxy is November 26, 2002.

      It is important that your shares be represented at the Meeting. If it is impossible for you to attend the Meeting, please sign and date the enclosed proxy and return it to the Company. The Board of Directors of the Company solicits the proxy. Shares represented by valid proxies in the enclosed form will be voted if received in time for the Meeting. Expenses in connection with the solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its directors, officers, and employees. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. Any person giving a proxy has the power to revoke it any time before it is voted.

      All references in this Proxy Statement to “fiscal 2002” are references to the Company’s fiscal year ended March 29, 2002. Unless otherwise stated, references to the “Company” mean Childtime Learning Centers, Inc. and its wholly owned subsidiaries.

Voting Securities and Principal Holders

      Only holders of record of shares of the Company’s Common Stock, no par value (the “Common Stock”), at the close of business on November 22, 2002 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting or at any adjournment or adjournments thereof, each share having one vote. On the Record Date, there were issued and outstanding 5,416,210 shares of Common Stock.

      As of the Record Date, the following persons were known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock. In addition, set forth below is the ownership of the Company’s Common Stock of each of its directors and named executive officers, and directors and executive officers as a group, without naming them, as of the Record Date. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Person		Shares	Percent

Jacobson Partners Group	(1)	3,975,527	71.7
c/o Benjamin Jacobson
595 Madison Avenue, Suite 3100
New York, NY 10022

Childcare Associates	(2)	2,427,373	44.8
c/o Kellner, DiLeo & Co.
900 Third Avenue, 10th Floor
New York, New York 10022

Person		Shares	Percent

KD Partners II	(2)	437,627	8.1
c/o Ansbacher (Cayman) Limited
Jeanette Street
P.O. Box 887
Georgetown, Grand Cayman

FMR Corp.	(3)	408,300	7.5
82 Devonshire Street
Boston, Massachusetts 02109

AXA Financial, Inc.	(3)(4)	299,000	5.5
AXA Assurances I.A.R.D. Mutuelle
AXA Assurances Vie Mutuelle
AXA Conseil Vie Assurance Mutuelle
AXA Courtage Assurance Mutuelle
AXA
1290 Avenue of the Americas
New York, New York 10104

William Davis		0	0
Jason K. Feld	(5)(7)	10,250	*
Paula L. Gavin		0	0
Benjamin Jacobson	(5)(8)	967,207	17.8
Kenneth Johnsson		0	0
George A. Kellner	(5)(9)	2,909,076	53.6
James J. Morgan	(10)	115,084	2.1
Brett D. Shevack		0	0
Leonard C. Tylka	(11)(12)	37,500	*
Alfred R. Novas	(13)	0	0

All directors and executive officers as a group (13)	(14)	4,037,353	72.2

   *     Less than 1%

(1)	Consists of all shares of Common Stock beneficially owned by members of the Jacobson Partners Group, including George A. Kellner, Benjamin R. Jacobson and James J. Morgan. Includes (i) 771,731 shares acquired by the Group, (ii) 2,885,000 shares beneficially owned by Mr. Kellner, including the shares owned by Childcare Associates and KD Partners II (see note 2 below) and 10,000 shares issuable to Mr. Kellner pursuant to stock options, granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date, (iii) 110,000 shares issuable to Mr. Morgan pursuant to options, granted in connection with Mr. Morgan’s consulting arrangement with the Company, that are exercisable within 60 days after the Record Date, and 3,320 shares beneficially owned by Mr. Morgan, (iv) 10,038 shares beneficially owned by Mr. Jacobson and 10,000 shares issuable to Mr. Jacobson pursuant to stock options, granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date, and (v) 175,438 shares beneficially owned by Jacobson Partners, which were issued pursuant to a Fee Agreement (the “Fee Agreement”) entered into in connection with the Company’s acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc. Mr. Jacobson is the managing partner of Jacobson Partners and Mr. Morgan is a partner of Jacobson Partners. Mr. Kellner, Mr. Jacobson and Mr. Morgan are all investors in or co-investors of JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P. Mr. Kellner also serves as a special advisor to Jacobson Partners.

(2)	Mr. Kellner is the managing partner of Childcare Associates and the managing partner of KD Special Situations Partners, the investment general partner of KD Partners II.

(3)	Based on Schedule 13F as filed by such holder with the Securities and Exchange Commission as of March 29, 2002.

(4)	AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle and AXA are all affiliates and report beneficial ownership as a group.

(5)	Includes 10,000 shares of Common Stock issuable pursuant to stock options, granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date.

(7)	Includes 250 shares of Common Stock with respect to which Mr. Feld shares voting and investing powers with his spouse.

(8)	Includes 771,731 shares of Common Stock acquired by the Jacobson Partners Group. Also includes 175,438 shares of Common Stock directly owned by Jacobson Partners, issued pursuant to the Fee Agreement. Does not include (a) 2,895,000 shares beneficially owned by Mr. Kellner, a member of the Group, prior to the formation of the Group, in which shares Mr. Jacobson disclaims beneficial ownership, and (b) 113,320 shares beneficially owned by Mr. Morgan, a member of the Group, in which shares Mr. Jacobson disclaims beneficial ownership. Mr. Jacobson is the managing partner of Jacobson Partners.

(9)	Includes 2,427,373 shares of Common Stock owned by Childcare Associates and 437,627 shares of Common Stock owned by KD Partners II. Mr. Kellner is the managing partner of Childcare Associates and the managing partner of KD Special Situations Partners, the investment general partner of KD Partners II. Also includes 14,076 shares of Common Stock beneficially owned by Mr. Kellner as a result of his membership in the Jacobson Partners Group.

(10)	Includes 110,000 shares of Common Stock issuable pursuant to options, granted in connection with Mr. Morgan’s consulting arrangement with the Company, that are exercisable within 60 days after the Record Date. Also includes 1,754 shares Common Stock beneficially owned by Mr. Morgan as a result of his partnership interest in Jacobson Partners, which represents Mr. Morgan’s indirect, proportionate pecuniary interest in the 175,438 shares of Common Stock directly owned by Jacobson Partners, issued pursuant to the Fee Agreement. Also includes 10 shares of Common Stock beneficially owned by Mr. Morgan as a result of his 1% membership interest in Jacobson Partners. Does not include 3,860,443 shares acquired by the Jacobson Partners Group, in which shares Mr. Morgan disclaims beneficial ownership. Mr. Morgan is a partner of Jacobson Partners and a minority investor in funds included in the Jacobson Partners Group.

(11)	Consists of 7,500 shares of Common Stock issuable pursuant to stock options, granted under the Company’s Director Stock Option Plan, which are exercisable within 60 days after the Record Date, and 30,000 shares issuable pursuant to options, granted in connection with Mr. Tylka’s consulting arrangement with the Company, which are exercisable within 60 days after the Record Date. Mr. Tylka is a minority investor in Childcare Associates. Mr. Tylka disclaims beneficial ownership of the shares of Common Stock owned by such shareholder.

(12)	Effective August 30, 2002, Mr. Tylka ceased serving as the Company’s Interim Chief Financial Officer and Treasurer.

(13)	Mr. Novas resigned as an officer of the Company in March, 2002.

(14)	Includes shares issuable pursuant to stock options, that are exercisable within 60 days after the Record Date, as described in the foregoing notes.

I. COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table sets forth information for the fiscal years ended March 29, 2002, March 30, 2001, and March 31, 2000 concerning the compensation of the Company’s Chief Executive Officer and the other executive officers of the Company having total annual compensation during fiscal 2002 in excess of $100,000.

SUMMARY COMPENSATION TABLE

					Long-Term
	Annual Compensation				Compensation

	Fiscal			Other Annual	Options		All Other
Name and Position	Year	Salary	Bonus(1)	Compensation(2)	(Shares)		Compensation

James J. Morgan(3)(4)	2002	$135,000	$—	$—	110,000	(5)	$—
Interim President and Chief	2001	32,045	—	—	60,000		108,337	(6)
Executive Officer	2000	—	—	—	—		—
Alfred R. Novas(7)	2002	$158,654	$50,000	$5,192	600,000	(8)	$297,000	(9)
Former President and Chief	2001	—	—	—	—		—
Executive Officer	2000	—	—	—	—		—
Leonard C. Tylka(3)(10)	2002	$154,168	$—	$—	20,000		$18,004	(11)
Interim Chief Financial	2001	47,538	—	—	10,000		—
Officer and Treasurer	2000	25,206	—	—	—	(12)	—

(1)	Includes the bonus accrued in the year indicated, which was paid in the following year.

(2)	Includes reimbursement of expenses related to use of personal automobiles.

(3)	Appointment as interim officer, and related compensation, is pursuant to applicable consulting arrangements (see “Consulting Agreements” below).

(4)	Effective July 22, 2002, Mr. Morgan ceased serving as the Company’s Interim President and Chief Executive Officer, but continued in his role as Chairman of the Board.

(5)	Includes options for 60,000 shares granted during fiscal 2001, with respect to which the expiration date was extended during fiscal 2002.

(6)	Includes compensation expense related to stock options granted below market price.

(7)	Resigned as an officer of the Company in March 2002.

(8)	Represents options granted to Mr. Novas, subject to shareholder approval. As a result of Mr. Novas’ resignation as an officer, these options were not presented to shareholders for approval and thus they have terminated.

(9)	Includes amounts payable after the officer’s resignation pursuant to his severance agreement on account of salary and accrued vacation (see “Severance Arrangement” below). Also includes premiums paid in connection with life insurance policies and contributions made by the Company to the Company’s 401(k).

(10)	Effective August 30, 2002, Mr. Tylka ceased serving as the Company’s Interim Chief Financial Officer and Treasurer.

(11)	Includes compensation expense related to stock options granted to Mr. Tylka on September 1, 2001.

(12)	Does not reflect options for 2,500 shares granted to Mr. Tylka pursuant to the Company’s Director Stock Option Plan.

Option Grants in Fiscal 2002

      The following table provides details regarding stock options granted to the executive officers named in the above Summary Compensation Table in the last fiscal year.

	Individual Grants
							Potential Realizable Value At
			% of Total				Assumed Annual Rates of Stock
	Number of		Options Granted	Exercise			Price Appreciation for Term(5)
	Options		to Employees in	Price Per	Expiration
Name	Granted		Fiscal Year	Share	Date		0%	5%	10%

James J. Morgan	60,000	(1)		$7.00	9/06		$45,000	$173,471	$328,887
	50,000	(2)	7%	$11.00	9/06		N/A	N/A	138,493
Leonard C. Tylka	20,000	(2)	3%	$11.00	9/06		N/A	N/A	55,397
Alfred R. Novas(3)	200,000		29%	$8.11	8/08	(4)	N/A	N/A	N/A
	200,000		29%	$11.00	8/08	(4)	N/A	N/A	N/A
	200,000		29%	$13.00	8/08	(4)	N/A	N/A	N/A

(1)	The indicated options were granted in fiscal 2001 pursuant to a consulting arrangement with the Company. During fiscal 2002, the expiration date for the options was extended. See “Consulting Agreements” below. At the date of original grant, the market price for a share of the Company’s common stock ($7.75) exceeded the exercise price per share.

(2)	The indicated options were granted pursuant to consulting arrangements with the Company. See “Consulting Agreements” below. At the date of grant, the market price for a share of the Company’s Common Stock ($8.55) was less than the exercise price per share.

(3)	The indicated options were granted, subject to shareholder approval, pursuant to an employment agreement with the Company. At the date of the employment agreement, the market price for a share of the Company’s common stock ($8.11) was equal to or less than the exercise price per share.

(4)	Although the options had a stated expiration in August 2008, as a result of the resignation of the officer, the options have terminated.

(5)	In accordance with SEC rules, these columns show gains that might exist for the option over the life of the option, a period of five years for Mr. Morgan and Mr. Tylka. Mr. Novas’ options have been terminated and therefore have no realizable value in the future. This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation paid to Mr. Morgan and Mr. Tylka will be zero for the options held with an exercise price of $11.00 per share. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term. Of course, actual gains, if any, on stock option exercises and stock accruals are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in the table will be achieved. A 5% or 10% annually compounded increase in the Company’s stock price from the date of the grant to the end of the five-year option term for Mr. Morgan’s 50,000 and Mr. Tylka’s 20,000 options granted with a $11.00 per share exercise price would result in stock prices of $10.912 and $13.770 per share, respectively. With respect to Mr. Morgan’s 60,000 options with a $7.00 exercise price per share, a 5% or 10% annually compounded increase in the Company’s stock price from the date of grant to the end of the five-year option term would result in stock prices of $9.891 and $12.481 per share, respectively.

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information concerning stock options exercised during the fiscal year ended March 29, 2002, by the executive officers named in the above Summary Compensation Table, as well as the value of unexercised options held by such persons on March 29, 2002, as measured in terms of the closing price of the Common Stock on that date as quoted on the Nasdaq National Market System ($3.60 per share).

	Shares			Value of Unexercised
	Acquired		Number of Unexercised	In-the-Money Options
	Upon	Value	Options at Fiscal Year-End	at 3/29/02
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

James J. Morgan	0	—	60,000/50,000	—/—
Leonard C. Tylka	0	—	0/37,500	—/—
Alfred R. Novas	0	—	0/0	—/—

Compensation of Directors

      For the fiscal year ended March 29, 2002, the standard arrangement for compensation of directors was as follows: employees of the Company who were directors did not receive any additional compensation for services as a director. Directors who were not employees of the Company received directors’ fees of $6,000 per year, $500 for each Board meeting attended and $250 for each Committee meeting attended. Effective October, 2002, the standard arrangement for compensation of non-employee directors was altered to provide annual directors’ fees of $4,000, paid in quarterly installments, and per meeting fees of $1,500. Fees for committee participation remain unchanged. Directors who are not employees of the Company are also participants in the Company’s Director Stock Option Plan. Pursuant to such plan, options to purchase 2,500 shares are granted to each non-employee director, subject to availability, at each annual meeting at which they are elected or remain in office. Options for up to 75,000 shares are available for grant under the Director Stock Option Plan, each of which becomes fully vested and exercisable on the first anniversary of the date of grant. The exercise price of options granted under the Plan will equal the market price of the Common Stock at the time of grant.

Incentive Bonus Plan

      During fiscal 2002, each of the executive officers of the Company, other than James J. Morgan and Leonard C. Tylka, participated in the Company’s Standard Incentive Plan which would entitle the executive officers to receive a bonus upon the Company achieving earnings per share increases and new unit growth during fiscal 2002. These bonus arrangements were structured by the Company’s Compensation Committee at the start of fiscal 2002.

      The Company did not achieve the objectives of the incentive formula and, accordingly, with respect to fiscal 2002, no bonuses were paid to the Company’s executive officers.

Consulting Agreements

      In January 2001, the Company entered into consulting agreements with each of James J. Morgan and Leonard C. Tylka. The agreement with Mr. Morgan has a six-month term starting January 16, 2001, unless mutually extended by the Company and Mr. Morgan. During the term, Mr. Morgan functioned as a consultant until January 29, 2001, at which time he was appointed Interim Chief Executive Officer and President of the Company. As compensation for his services, Mr. Morgan was to receive a $15,000 per month consulting fee, reimbursement of reasonable business expenses, and options to purchase 60,000 shares of the Company’s common stock, at an exercise price of $7.00 per share. The options had a two-year term and vested at the rate of 10,000 shares per month, with the first 10,000 shares vesting on January 29, 2001. Pursuant to the consulting agreement, Mr. Morgan was appointed to the Board of Directors effective January 29, 2001, which appointment would continue after termination of his role as Interim Chief Executive Officer. In July 2001, the Company entered into a new consulting agreement with Mr. Morgan. Pursuant to the new arrangement, Mr. Morgan was appointed the Company’s Chairman of the Board and ceased serving as Interim Chief Executive Officer and President, effective August 2001. As compensation for his services, Mr. Morgan received a $7,500 per month consulting fee, reimbursement of reasonable business expenses, and options to purchase 50,000 shares of the Company’s common stock, at an exercise price of $11.00 per share. The options vest one year from the date of grant and expire September 2006. The options automatically vest upon a change of control of the Company. In addition, the expiration date for the previously granted option to acquire 60,000 shares of the Company’s common stock was extended to September 2006. In March 2002, Mr. Morgan was reappointed as the Company’s Interim Chief Executive Officer and President, positions he filled until July 22, 2002. Mr. Morgan’s consulting arrangement ended in November, 2002.

      Pursuant to the consulting agreement with Mr. Tylka, Mr. Tylka was appointed as the Company’s Interim Chief Financial Officer effective as of January 29, 2001. For his services, Mr. Tylka was to receive an annual consulting fee in the amount of $150,000, payable monthly in arrears, and reimbursement of reasonable business expenses. Mr. Tylka’s engagement as consultant was to continue until terminated by the Company’s Chairman of the Board upon sixty days’ prior written notice. This consulting agreement replaced the consulting agreement with Mr. Tylka, entered into in May 1997, which provided Mr. Tylka with annual consulting fees of $25,000. In February 2002, the Company entered into a new consulting agreement with Mr. Tylka, extending his appointment as the Company’s Interim Chief Financial Officer until June 30, 2002. Since June 30, 2002, Mr. Tylka’s consulting arrangement had been extended on a month-to-month basis until November, 2002. For his services, Mr. Tylka received an annual consulting fee in the amount of $175,000, payable monthly in arrears, and reimbursement of reasonable business expenses. In connection with his consulting arrangement, in March 2001, Mr. Tylka was granted options to purchase 10,000 shares of the Company’s common stock at a price of $7.97 per share. These options vest evenly over 3 years and expire in March 2007. In September 2001, Mr. Tylka was granted additional options to purchase 20,000 shares at $11.00 per share. These additional shares vest in September 2002 and expire in September 2006. Mr. Tylka’s options automatically vest upon a change of control of the Company.

Severance Arrangement

      Effective March 26, 2002, Alfred R. Novas resigned as President and Chief Executive Officer of the Company. In connection with such resignation, the Company entered into an Employment Severance Agreement with Mr. Novas. Pursuant to the agreement with Mr. Novas, the Company acknowledged its obligations under Mr. Novas’ previously executed employment agreement, to provide a severance of one year of salary, health and insurance benefits and Mr. Novas agreed to remain bound by the noncompetition, confidentiality and nonsolicitation provisions set forth in his employment agreement. Mr. Novas granted to the Company a complete release of claims. As a result of Mr. Novas’ resignation, all options to purchase Common Stock granted to Mr. Novas terminated.

Certain Relationships and Related Parted Transactions

      For related party transactions and a summary of certain other relationships involving the Company and its directors and executive officers, please see “Consulting Agreements” above and “Compensation Committee Interlocks and Insider Participation” below.

Compensation Committee Interlocks and Insider Participation

      All the members of the Compensation Committee are non-employee directors of the Company. The Compensation Committee currently consists of Ms. Gavin and Messrs. Jacobson and Kellner. Mr. James W. Geisz was a member of the Compensation Committee until his resignation from the Board of Directors in January 2002. Mr. Milton Dresner was a member of the Compensation Committee until his resignation from the Board of Directors in October 2002.

      In July 2000, the Company retained Jacobson Partners, of which Benjamin R. Jacobson, a director of the Company, is the managing general partner, James J. Morgan, the Company’s Chairman of the Board, is a partner, and George A. Kellner, the Company’s Vice Chairman of the Board, is a special advisor, to provide management and financial consulting services. As consideration for the provision of such services to the Company and its Board of Directors, Jacobson Partners is entitled to receive an annual fee of $250,000, plus reimbursement of reasonable out-of-pocket expenses. The agreement will continue in effect until terminated by either party upon six months’ prior written notice. As additional consideration for its services, the Company granted to Jacobson Partners, and its designees, two options to acquire, in the aggregate, up to 557,275 shares of the Company’s common stock. As of March 29, 2002, options for 294,117 shares were exercised at a cost of $2,500,000. The options to acquire the remaining 263,158 shares expired July 2002. In addition, the 294,117 shares acquired by Jacobson Partners and its designees are subject to registration rights until July 2007.

      As part of its agreement with the Company, Jacobson Partners agreed that, until July 2002, neither it nor its designees would acquire additional shares of the Company’s Common Stock (whether in the open market or in private transactions) (i) having an aggregate purchase price in excess of $2,500,000 or (ii) at the same time the Company would be engaged in a share repurchase agreement. During that two-year period, pursuant to a separate agreement with Childcare Associates and KD Partners II (Company shareholders controlled by Mr. Kellner), Jacobson Partners and its designees had the right to acquire Company shares owned by such entities to the extent investors in such entities wish to have their pro rata interest in the Company’s Common Stock sold; provided that any shares so purchased by Jacobson Partners and its designees would be subject to an irrevocable voting proxy in favor of Mr. Kellner. All shares of the Common Stock acquired by Jacobson Partners and its designees during the first two years of the agreement, including shares purchased in the open market or in private transactions, are subject to registration rights until July 6, 2007.

      On June 26, 2002, in connection with the Company’s acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc., the Company entered into an investment advisory agreement with Jacobson Partners. Upon consummation of the acquisition, Jacobson Partners earned a fee of $1,000,000, of which $333,334 was payable in cash and the remainder was payable by the issuance of 175,438 shares of the Company’s common stock (based on a conversion price of $3.80 per share).

      In July 2002, to provide a majority of the funding to finance the Company’s acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc., and to provide related working capital, a group of lenders organized by Jacobson Partners loaned an aggregate of $14 million to the Company. The loans are subject to a subordination agreement in favor of the Company’s secured creditor, bear interest at 15% (of which only 7% is payable in cash unless certain conditions are met, with the rest payable in kind with the issuance of additional subordinated debt) and mature December 31, 2004. The terms of this subordinated loan arrangement were approved by a Special Committee of the Board of Directors. Although Jacobson Partners received no consideration for arranging this financing, lenders included JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P., entities controlled and managed by affiliates of Jacobson Partners (for an aggregate of $10,136,432), Mr. Jacobson (for $109,698), trusts for the benefit of Mr. Jacobson’s adult children (for an aggregate of $30,000), Mr. Kellner (for $167,774) and Mr. Morgan (for $225,000).

      Also in July 2002, JP Acquisition Fund II, L.P., JP Acquisition Fund III, L.P., and certain of their co-investors (collectively, the “Optionees”) agreed to arrange for the Company to obtain a standby purchase commitment in connection with the Company’s rights offering (which is contemplated for the purpose of refinancing the subordinated debt incurred by the Company in connection with its acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc., as described above). As consideration for such commitment, a Special Committee of the Board of Directors, approved, subject to shareholder approval, the grant to the Optionees of options to purchase, in the aggregate, up to 400,000 shares of Common Stock, until July 19, 2006, at an exercise price of $5.00 per share (approximately 171% of the five-day average of the daily closing prices of the Common Stock, on The Nasdaq National Market System, as of July 19, 2002, the date of the agreement). All shares acquired by the Optionees would be subject to registration rights, pursuant to which, until July 6, 2007, the Optionees would have the right to cause the Company to register, at the Company’s expense, their shares of Common Stock, whenever the Company is otherwise registering shares (except in certain circumstances). See Part III, “Re-Approval of Option Grants”, below.

Compensation Committee Report on Executive Compensation

     General

      The Compensation Committee’s overall compensation policy applicable to the Company’s executive officers is to provide a compensation program that will attract and retain qualified executives for the Company and provide them with incentives to achieve the Company’s goals and increase shareholder value. The Compensation Committee implements this policy through establishing salaries, incentive bonuses and by granting stock options. The Compensation Committee’s current policy is not to provide significant pension or other retirement benefits for the Company’s executives.

     Salaries

      The Compensation Committee’s policy is to provide salaries that are generally competitive with those of comparable officers in comparably sized companies in the child care and other service industries. The Compensation Committee relies heavily on the recommendations of the Company’s Chief Executive Officer as well as its members’ own subjective judgments in setting individual salary levels.

      In making his recommendations with regard to the fiscal 2002 salaries for the executive officers, the Chief Executive Officer generally utilized a range of 3%-6% for establishing salary increases to provide a generally competitive salary for a particular officer. The former Chief Executive Officer’s salary for fiscal 2002 was established by the Compensation Committee in accordance with such individual’s employment agreement with the Company and the Compensation Committee’s subjective view of his individual performance and contribution to the overall performance of the Company. The former Chief Executive Officer received an annual salary of $275,000, was required to purchase 15,000 shares of stock (at a cost of approximately $122,000) and also received a signing bonus of $50,000.

     Bonuses

      The Compensation Committee’s policy is that a significant portion of the executive officer’s total compensation should be tied to incentive bonus plans. As a result, the compensation of the Company’s executive officers is directly related to the overall financial and operating performance of the Company. However, no formal bonus plan was implemented in fiscal 2002 and other than a $50,000 signing bonus paid to the former Chief Executive Officer, only nominal bonuses were paid to some of the Company’s executives.

     Stock Options

      The Compensation Committee’s policy is to award stock options to the Company’s executive officers and other key employees in amounts reflecting the participant’s position and ability to influence the Company’s overall performance. Options are intended to provide participants with an increased incentive to make contributions to the long-term growth of the Company, to join the interests of participants with the interests of shareholders of the Company, and to attract and retain qualified employees. The Compensation Committee’s policy has been to grant options with a term of up to ten years (three year pro rata vesting) and to fix the exercise price of the options at the fair market values of the underlying shares on the date of grant. Such options will, therefore, only have value if the price of the underlying shares increases. The Compensation Committee’s general practice is to consider the granting of stock options after the end of each fiscal year.

      The Compensation Committee granted options to executive officers during fiscal 2002, based upon the recommendation of the Chief Executive Officer. In making his recommendations, the Chief Executive Officer subjectively considered certain factors, including his perception of individual performance, the individuals’ contribution to the overall performance of the Company and the anticipated value of the executive’s contribution to the Company’s future performance, as well as the need to retain executives. The determination was not based on specific objectives and no specific weight was given to any of the factors considered. Mr. Morgan received his option pursuant to a consulting agreement approved by the Company’s Board of Directors.

By the Compensation Committee

Benjamin R. Jacobson, Chairman
Paula L. Gavin
George A. Kellner

Performance Graph

      The following line graph compares the yearly cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage) on the Company’s Common Stock from February 2, 1996 (date of initial public offering) through March 29, 2002 with the cumulative total return of (i) the NASDAQ Stock Market-US Index, and (ii) a peer index group consisting of Standard Industrial Classification (“SIC”) Code 8351, which includes Child Care Services.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG CHILDTIME LEARNING CENTERS, INC.,
THE NASDAQ STOCK MARKET-US INDEX AND A PEER GROUP

	CHILDTIME		NASDAQ
MEASUREMENT PERIOD	LEARNING	PEER	STOCK MARKET
(FISCAL YEAR COVERED)	CENTERS, INC.	GROUP	(U.S.)

3/96	100	100	100

3/97	97	86	111

3/98	182	102	168

3/99	141	104	228

3/00	79	84	423

3/01	102	104	169

3/02	40	116	168

II. PROPOSED AMENDMENT TO COMPANY’S RESTATED ARTICLES OF INCORPORATION
TO INCREASE AUTHORIZED COMMON STOCK

      Article III of the Company’s Restated Articles of Incorporation presently authorizes 10,000,000 shares of Common Stock, no par value per share, and 1,000,000 shares of Preferred Stock, no par value per share. As of the Record Date, 5,416,210 shares of Common Stock were issued and outstanding, with 1,372,500 additional shares of Common Stock (including the 400,000 options to be re-approved at the Meeting) reserved for issuance pursuant to stock option plans. The Company has not issued any Preferred Stock.

      The Company’s Board of Directors has proposed an amendment to Article III of the Company’s Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000. The Board of Directors believes that the proposed amendment is in the best interests of the Company and its shareholders and, accordingly, is recommending the approval of the proposed amendment.

      If the Company’s shareholders approve the proposal, newly authorized shares of Common Stock will be available for issuance by the Company’s Board of Directors for stock splits or stock dividends, acquisitions, raising additional capital, stock options or other corporate purposes. There are no present arrangements, understandings or plans for issuance of any such additional shares, except in connection with the Company’s contemplated rights offering, as described below. The Company does not anticipate that it would seek authorization from the shareholders for the issuance of such additional shares unless required by applicable law or regulation. Any additional shares, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding. There are no preemptive rights available to shareholders in connection with the issuance of any such shares. The Company’s Common Stock is currently traded on The Nasdaq SmallCap Market under the trading symbol “CTIM”.

      The Company’s Board of Directors proposes to increase the authorized number of shares of Common Stock to accommodate a proposed rights offering of the Company’s Common Stock for the purpose of refinancing $14,000,000 of subordinated debt incurred by the Company in connection with its acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc. Under the terms of the proposed rights offering, the Company would issue $3,500,000 of subordinated notes and enough shares of Common Stock to receive proceeds of approximately $10,500,000. As originally proposed, the Common Stock portion of the proposed rights offering was priced at $3.50 per share, requiring the issuance of an additional 3,000,000 shares. Due to the substantial decline in the trading price of the Company’s Common Stock, however, the pricing of the Common Stock portion of the rights offering has been revised. As currently contemplated, the offering price per share of the Common Stock under the rights offering would, except under limited circumstances, be the four-week average trading price of the Common Stock, on The Nasdaq SmallCap Market, prior to the commencement date of the offering. In no event, however, would the offering price related to the Common Stock portion of the proposed rights offering be less than the last trading price of the Common Stock on The Nasdaq SmallCap Market, on or prior to the day immediately preceding the commencement date of the offering. As a result of the revised pricing formula and given the current price for the Common Stock, the Company would need to issue, as part of the proposed rights offering, in excess of 5,000,000 shares of Common Stock in order to receive proceeds of $10,500,000. The Company is unable to issue 5,000,000 shares of Common Stock under the Company’s current authorized capital of 10,000,000 shares of Common Stock. Any increased authorized capital not used in the proposed rights offering would be available for future issuances and for future grants under the Company’s option plans. There are no present arrangements understandings or plans for the issuance of any additional shares not needed for the proposed rights offering.

      If the proposed amendment is approved, the Company will be able to effectuate the proposed rights offering described above. This will result in a substantial increase in the number of shares of Common Stock outstanding. As a result of the rights offering, the ownership interests in the Company of shareholders who do not participate in the rights offering will be substantially diluted.

      One of the effects of the amendment, if adopted, however, may also be to enable the Company’s Board of Directors to render it more difficult to, or discourage an attempt to, obtain control over the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Company’s Board of Directors would, unless prohibited by applicable law, have additional shares of Common Stock available to effect transactions (including private placements) in which the number of outstanding shares of the Company’s Common Stock would be increased and would thereby dilute the interest of any party attempting to gain control over the Company. Such action, however, could discourage an acquisition of the Company which shareholders might view as desirable. In addition, since the Company’s shareholders have no preemptive rights to purchase additional shares of Common Stock issued, the issuance of such shares could dilute the interests of the Company’s current shareholders.

      The approval of this proposed amendment to the Company’s Restated Articles of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders, as of the Record Date, of the majority of the outstanding shares of Common Stock. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining the approval of this proposal, but they will be counted for purposes of determining whether a quorum is present. We expect that the Jacobson Partners Group, and its various affiliates, who collectively own 71.7% of the outstanding Company Common Stock, will vote for the proposal.

      The Board of Directors recommends a vote FOR approval of the proposal to amend Article III of the Company’s Restated Articles of Incorporation, and your proxy will be so voted unless you specify otherwise.

III. RE-APPROVAL OF OPTION GRANTS

      As described above in Part I, under the caption “Compensation Committee Interlocks and Insider Participation,” JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P., entities controlled and managed by affiliates of Jacobson Partners, and certain of their co-investors (collectively, the “Optionees”), have agreed to arrange for the Company to obtain a standby purchase commitment in connection with the Company’s rights offering (which is contemplated for the purpose of refinancing the subordinated debt incurred by the Company in connection with its acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc.). As consideration for such commitment, a Special Committee of the Board of Directors approved, subject to shareholder approval, the grant to the Optionees of options to purchase, in the aggregate, up to 400,000 shares of Common Stock, at an exercise price of $5.00 per share (approximately 171% of the five-day average of the daily closing prices of the Common Stock, on The Nasdaq National Market System, as of July 19, 2002, the date of the agreement). The options may be exercised after the later of (a) the date the proposed option grant has been approved by the Company’s shareholders and (b) the consummation of the proposed rights offering, until July 19, 2006. If the proposed rights offering does not take place or is not consummated by July 19, 2003, the options will be forfeited. In making its determination, the Special Committee relied, in part, on advice from independent counsel and Raymond James & Associates, Inc., the Committee’s independent investment advisor firm. Raymond James & Associates rendered its opinion dated July 19, 2002 that, based on the facts existing at that time, including the then contemplated terms of the rights offering and standby purchase commitment that, from a financial point of view, the terms of the proposed standby purchase commitment, and the options to be granted to the Optionees in consideration of arranging the standby commitment, were fair to the shareholders of the Company. The option grant was approved by the shareholders at the Company’s Annual Meeting on August 15, 2002.

      The option grant is being re-submitted to the shareholders for approval because the terms of the underlying rights offering have changed. At the time the options were approved, the standby purchase commitment from Optionees was based on an offering price with respect to the Common Stock portion of the rights offering of $3.50 per share. Due to the substantial decline in the trading price of the Company’s Common Stock, however, the pricing of the Common Stock portion of the offering has been revised. As currently contemplated, the offering price per share of the Common Stock under the rights offering would, except under limited circumstances, be the four-week average trading price of the Common Stock, on The Nasdaq SmallCap Market, prior to the commencement date of the offering. In no event, however, will the offering price related to the Common Stock portion of the proposed rights offering be less than the last trading price of the Common Stock on The Nasdaq SmallCap Market on or prior to the day immediately preceding the commencement date of the offering. Given the significant change in the proposed rights offering, the Company is requesting the shareholders to re-approve the option grant to Optionees. Despite the substantial decline in the value of the Company’s Common Stock, however, the terms of the option are not being changed. In particular, the option exercise price will remain at $5.00 per share. Because the terms of the option remain the same, the option grant has not been submitted for re-approval by the Special Committee and no fairness opinion has been requested or obtained from Raymond James & Associates since the terms of the rights offering were changed.

      In July 2000, as consideration for the provision of management and financial consulting services to the Company, and after receipt of shareholder approval, designees of Jacobson Partners, including most of the Optionees, were granted two options to acquire, in the aggregate, up to 557,275 shares of the Company’s common stock. Shares issued upon exercise of these options would be subject to registration rights until July 2007. As of March 29, 2002, options for 294,117 shares, having an exercise price of $8.50 per share, were exercised at an aggregate cost of $2,500,000. The options to acquire the remaining 263,158 shares, having an exercise price of $9.50 per share, expired July 2002.

      All shares acquired by the Optionees would be subject to registration rights, pursuant to which, until July 6, 2007, the Optionees would have the right to cause the Company to register, at the Company’s expense, their shares of Common Stock, whenever the Company is otherwise registering shares (except in certain circumstances).

      Benjamin R. Jacobson, a director of the Company, and James J. Morgan, the Company’s Chairman of the Board and former Interim Chief Executive Officer and President, are members of Jacobson Partners, which controls the general partners of JP Acquisition Fund II and JP Acquisition Fund III. In addition, Mr. Jacobson, Mr. Morgan, George A. Kellner, the controlling shareholder of the Company and its Vice Chairman of the Board, and Milton H. Dresner, a former director of the Company, are investors in or co-investors of JP Acquisition Fund II and JP Acquisition Fund III. Mr. Kellner also serves as a special advisor to Jacobson Partners. As described above, under the caption “Voting Securities and Principal Holders,” the Jacobson Partners Group, as of the Record Date, are the beneficial owners of 71.7% of the issued and outstanding shares of Common Stock of the Company. If the options are re-approved by the Company’s shareholders, upon their vesting the beneficial ownership of Common Stock held by the Jacobson Partners Group, as of the Record Date, would increase to 75.2%.

Tax and Accounting Treatment

      The rules governing the tax treatment of stock options and shares acquired upon the exercise of stock options are quite technical. Therefore, the description of the federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

      Upon the exercise of the options, the Optionees will generally recognize taxable ordinary income, at the time of exercise, in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. Such amount will ordinarily be deductible by the Company in the same year, provided that the amount constitutes reasonable compensation and that the Company satisfies certain federal income tax withholding requirements. Subsequent appreciation or decline in the value of the shares on the sale or other disposition of the shares will generally be treated as capital gain or loss. If, upon the exercise of the option by an Optionee, the Company must pay amounts for income tax withholding, then in the Compensation Committee’s sole discretion, either the Company will appropriately reduce the amount of stock to be delivered to the Optionee or require the Optionee to pay such amount to the Company.

      Generally, under current accounting rules neither the grant nor the exercise of an option requires any charge against earnings, if the exercise price of the option is equal to or in excess of the fair market value of the shares on the date of grant. If the exercise price is below the fair market value of the shares on the date of grant, an earnings charge equal to the difference will be required either at the date of grant or possibly over the term of the option.

Allocation of Options

      If the proposed grant of options is approved, the benefit and number of options to be granted to the individuals or groups specified below are as follows:

New Plan Benefits

Option Grant to Optionees

Name and Position	Dollar Value($)(3)	Number of Units

James J. Morgan(1) Chairman of the Board, former Interim Chief Executive Officer	$1,473	5,298
Alfred Novas Former Chief Executive Officer	—	—
Leonard C. Tylka Former Interim Chief Financial Officer	—	—
Executive Group (4 persons)	—	—
Non-executive Director Group (7 persons)(1)	4,452	16,016
Non-Executive Officer Employee Group(2)	—	—
JP Acquisition Fund II, L.P.	23,911	86,012
JP Acquisition Fund III, L.P.	73,006	262,610

(1)	Mr. Morgan is a minority investors in JP Acquisition Fund II, L.P. and JP Acquisition III, L.P. Mr. Morgan disclaims beneficial ownership in any options to be allocated to such funds.

(2)	No non-executive officer employees would be recipients of options under the proposed grant of options.

(3)	The fair values of the options were computed using the “Black-Scholes” option-pricing model with the following assumptions: stock market value of the Common Stock ($1.59) as of November 5, 2002, expected volatility of 50%, and a risk free interest rate of 3.5%.

      Additional information regarding the Company’s equity compensation plans, as of June 30, 2002, follows:

Equity Compensation Plan Information

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders	616,578	$9.63	321,580
Equity compensation plans not approved by security holders	315,438	$6.14	0

Total	932,016	$8.45	321,580

      The following is a brief summary of the equity compensation plans which have not been approved by the Company’s security holders:

      1) Upon his appointment in January 2001 as Interim President and Chief Executive Officer, James J. Morgan was granted options to purchase 60,000 shares of the Company’s common stock at $7.00 per share. As originally granted, the options were to vest at the rate of 10,000 shares per month and were to expire January 2003. After his appointment in August 2001 as Chairman of the Board, the expiration of these options was extended to September 2006. At that time, Mr. Morgan was also granted options to purchase an additional 50,000 shares at $11.00 per share. These additional options vested after one year and expire September 2006. The options automatically vest upon a change of control of the Company.

      2) In March 2001, the then Interim Chief Financial Officer, Leonard C. Tylka was granted options to purchase 10,000 shares of the Company’s common stock at a price of $7.97 per share. These options vest evenly over 3 years and expire in March 2007. In September 2001, Mr. Tylka was granted additional options to purchase 20,000 shares at $11.00 per share. These additional shares vested in September 2002 and expire in September 2006. Mr. Tylka’s options automatically vest upon a change of control of the Company.

      3) On June 26, 2002, in connection with the Company’s acquisition of substantially all of the assets of Tutor Time Learning Centers, Inc., the Company entered into an investment advisory agreement with Jacobson Partners. Upon consummation of the acquisition, Jacobson Partners earned a fee of $1,000,000, of which $333,334 is payable in cash and the remainder is payable by the issuance of 175,438 shares of the Company’s common stock (based on a conversion price of $3.80 per share).

      4) In August 2002, the President and Chief Executive Officer, William D. Davis was granted options to purchase 150,000 shares of the Company’s common stock at $3.50 per share. The options vest at the rate of 30,000 shares per year, commencing on the first anniversary of the grant date and expire in August 2007. Mr. Davis’ options automatically vest upon a change of control of the Company.

      5) On October 16, 2002, each of the Company’s newly appointed directors, Paula L. Gavin, Kenneth Johnsson and Brett D. Shevack, were granted options to purchase 2,500 shares of the Company’s common stock at $1.50 per share. The options vest on the first anniversary of the grant date and expire in October 2007.

      The Board of Directors believes that the grant of options in favor of the Optionees is in the best interests of the Company and its shareholders and, accordingly, is recommending the re-approval of the option grant. The approval must be by a majority of the shareholders present, or represented by proxy, and entitled to vote at the Meeting. Shareholder abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining the outcome of this matter. The Company expects that the Jacobson Partners Group, and its various affiliates, who collectively own 71.7% of the outstanding Company Common Stock, will vote for the proposal.

      The Board of Directors recommends a vote FOR re-approval of the grant of options in favor of JP Acquisition Fund II, JP Acquisition Fund III and certain of their co-investors, and your proxy will be so voted unless you specify otherwise.

IV. OTHER MATTERS

Other Proposals

      A shareholder proposal which is intended to be presented at the 2003 Annual Meeting of Shareholders must be received by the Secretary of the Company at its principal executive offices, 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335, by March 25, 2003, to be considered for inclusion in the Company’s Proxy Statement and proxy related to that meeting. Such proposals should be sent by certified mail, return receipt requested.

      Shareholder proposals to be presented at the Company’s 2003 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in the Company’s Proxy Statement and proxy related to that meeting, must be received by the Company no later than June 6, 2003 to be considered timely. Such proposals should be sent to the Company’s Secretary at the Company’s principal executive offices, 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335, by certified mail, return receipt requested. If the Company does not have notice of the matter by that date, the Company’s form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in the Company’s form of proxy will vote the share represented by such proxies in accordance with their best judgment.

By Order of the Board of Directors

IRA YOUNG
Secretary

Dated: November 26, 2002

☐	Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card

A   Issues
The Board of Directors recommends a vote FOR the following proposals.

	For	Against	Abstain

1. The approval of the proposed amendment to the Company’s Restated Articles of Incorporation to increase the authorized Common Stock, no par value, from 10,000,000 shares to 20,000,000 shares.	☐	☐	☐

2. The re-approval of the grant of options to acquire, in the aggregate, up to 400,000 shares of the Common Stock.	☐	☐	☐

B   Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

/ /

Proxy — Childtime Learning Centers, Inc.

Special Meeting of Shareholders

Proxy Solicited by Board of Directors for Special Meeting of Shareholders — December 17, 2002

William D. Davis, Frank Jerneycic, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of Childtime Learning Centers, Inc., to be held on December 17, 2002, at the offices of Jacobson Partners, 595 Madison Avenue, Suite 3100, New York, New York 10022, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR item 1 and For item 2.

Unless otherwise marked, this proxy will be voted FOR approval of the proposed amendment to the Company’s Restated Articles of Incorporation and the re-approval of the option grant.

(Continued and to be voted on reverse side.)